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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 0)*


                               MSI Holdings, Inc.
-----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   594859100
-----------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 9, 1999
-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP No. 594859100                       13G



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew Reyes Ramirez, Sr.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) / /
                                                             (b) /X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     3,562,500
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     0
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      3,562,500
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      15.74%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      IN
--------------------------------------------------------------------------------


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Item 1.

         1(a)     Name of Issuer:

                  MSI Holdings, Inc.

         1(b)     Address of Issuer's Principal Executive Offices:

                  501 Waller Street
                  Austin, Texas 78702

Item 2.

         2(a)     Name of Person Filing:

                  Andrew Reyes Ramirez, Sr.

         2(b)     Address or Principal Business Office or, if none, Residence:
                  40 North I-35, TH 6
                  Austin Texas 78701

         2(c)     Citizenship:
                  USA

         2(d)     Title of Class of Securities:
                  Common Stock

         2(e)     CUSIP No.:
                  594859100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         a.       Amount Beneficially Owned:
                  3,562,500

         b.       Percent of class
                  15.74%


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         c.       Number of shares as to which such person has:

                  i.       Sole power to vote or to direct the
                           vote.......................................3,562,500

                  ii.      Shared power to vote or to direct the vote.........0

                  iii.     Sole power to dispose or to direct the disposition
                           of.................................................0

                  iv.      Shared power to dispose or to direct the
                           disposition of.....................................0

Item 5.           Ownership of 5 Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than 5 Percent on Behalf of Another Person

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group

                  Not Applicable.

Item 9.           Notice of Dissolution of Group

                  Not Applicable.

Item 10.          Certifications

                  Not Applicable.

                                   SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 Dated: August 13, 1999                /s/ Andrew Reyes Ramirez
                                       ---------------------------------------
                                       Andrew Reyes Ramirez, Sr.


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